Exhibit 4.2

FIRST AMENDMENT TO
AMENDED AND RESTATED INDENTURE

THIS FIRST AMENDMENT TO AMENDED AND RESTATED INDENTURE (this “Amendment”), is made as of September 29, 2017 (the “Effective Date”) by Piper Jaffray & Co., a corporation organized under the laws of the State of Delaware (the “Issuer”), and The Bank of New York Mellon, a New York banking corporation (the “Trustee”). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Amended and Restated Indenture, dated as of April 30, 2015, by and between the Issuer and the Trustee (the “A&R Indenture”).

RECITALS

WHEREAS, the Issuer and the Trustee previously entered into the A&R Indenture governing the Issuer’s Series II-A CP Notes; and

WHEREAS, the Issuer desires to amend the A&R Indenture to, among other things, increase the maximum aggregate principal amount of the Series II-A CP Notes to $200,000,000.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements made herein, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Amendments to the A&R Indenture.

(a)                                 Amendment to Section 2.02. The first sentence of Section 2.02 of the A&R Indenture is hereby amended in its entirety to read as follows:

“The Series II-A CP Notes shall be issued in minimum purchase amounts of $100,000, deliverable denominations of $100,000, and integral multiples of $5,000 in excess thereof.”

(b)                                 Amendment to Section 2.14(a).  The first sentence of Section 2.14(a) of the A&R Indenture is hereby amended in its entirety to read as follows:

“On the initial Closing Date, the Issuer shall execute and the Trustee shall authenticate and deliver the Master Series IIA CP Note, which shall not contain a specified principal amount but shall represent the entire amount of Series II-A CP Notes Outstanding from time to time hereunder; provided that the maximum aggregate principal amount of the Series II-A CP Notes shall not exceed

$200,000,000 at any time. The Master Series II-A CP Note shall be held by Trustee as Issuing Agent and Custodian for the Depository.”

(c)                                  Amendment to Section 5.01(a).                      Section 5.01(a) of the A&R Indenture is hereby amended to add a new clause (vi) as follows immediately before “or (vi)” and to renumber existing clause (vi) as “(vii)”:

“(vi) the Issuer shall fail to maintain excess Net Capital as reported on the Issuer’s Focus Report submitted to the U.S. Securities and Exchange Commission on a monthly basis, of at least $100,000,000;”

(d)                                 Amendment to Section 5.01(b).                      Section 5.01(b) of the A&R Indenture is hereby amended in its entirety to read as follows:

“Within five days after the occurrence of an Event of Default described in Section 5.01(a)(iii) through (vii), the Issuer shall deliver to the Trustee written notice in the form of an Officer’s Certificate stating the particulars of any event that with the giving of notice of the lapse of time or both would become an Event of Default, its status, and what action the Issuer is taking or proposes to take regarding such event.”

(e)                                  Amendment to Section 6.07(c).                       Section 6.07(c) of the A&R Indenture is hereby amended in its entirety to read as follows:

“(c)                            When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 5.01(a)(v) or Section 5.01(a)(vii), such expenses (including the reasonable charges and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.”

(f)                                   Amendment to Exhibit D.     Exhibit D to the A&R Indenture is hereby amended to change any and all references to “$150,000,000” to read “$200,000,000”.

2.                                      No Further Amendments.  Except as set forth above, the terms and conditions of the A&R Indenture shall remain in full force and effect without amendment thereto.  In the event of a conflict between the A&R Indenture and this Amendment, the terms and conditions of this Amendment shall control.

3.                                      Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts-of-law principles thereof, other than Sections 5-1401 and 5-1402 of the General Obligations Law, applicable to agreements made and to be performed therein.

4.                                      Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be enforceable against the parties executing such counterparts, and all of which together will constitute one instrument.

5.                                      Facsimile or PDF Execution and Delivery.  A facsimile, portable document format, or other reproduction of this Amendment may be executed by one or more parties, and an executed copy of this Amendment may be delivered by one or more parties by facsimile or portable document format, and such execution and delivery will be considered valid, binding and effective for all purposes.

6.                                      Effectiveness of Amendment; Binding on all Series II-A CP Noteholders.  Upon execution of this Amendment by the Issuer and the Trustee (as provided in Section 9.01 of the A&R Indenture), this Amendment shall amend the A&R Indenture and shall be deemed binding on all Series II-A CP Noteholders.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ISSUER:

PIPER JAFFRAY & CO.

By:	/s/ Timothy L. Carter
Name:	Timothy L. Carter
Title:	Treasurer

TRUSTEE:

THE BANK OF NEW YORK MELLON

By:	/s/ Ignazio Tamburello
Name:	Ignazio Tamburello
Title:	Vice President

[Signature Page to First Amendment to A&R Indenture - CP II]